CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                    * * * * *


SKREEM.COM CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: ** That at a meeting of the Board of Directors of Skreem.com Corporation resolutions were duly adopted**setting forth a proposed amendment to the *Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the *Certificate of Incorporation of this corporation be amended by changing the first Articles thereof so that, as amended said Article shall be and read as follows:

     The name of the corporation is Waterford Sterling Corporation.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting* of the stockholders of said corporation was duly called and held**, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware*** at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.***

IN WITNESS WHEREOF, said

SKREEM.COM CORPORATION has caused this certificate to be signed by Hank Vanderkam, its Secretary, this 25th day of January 2001.



________________________
By: Secretary


                                     ___________________________
                                     Notary Public for the State of Texas